As filed with the Securities and Exchange Commission on September 29, 2006
Registration No. 333-136189

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1
To

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLERGAN, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	2834	95-1622442
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
2525 Dupont Drive
Irvine, California 92612
(714) 246-4500
(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)
Douglas S. Ingram, Esq.
Executive Vice President, General Counsel and Secretary
Allergan, Inc.
2525 Dupont Drive
Irvine, California 92612
(714) 246-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy To:
Jonn Beeson
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
(714) 540-1235
     Approximate Date Of Commencement Of Proposed Sale of the Securities To The Public: As soon as practicable after the effective date of this Registration Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, Dated September 29, 2006
PRELIMINARY PROSPECTUS
OFFER TO EXCHANGE
$800,000,000 principal amount of our
5.75% Senior Notes due 2016,
which have been registered under the Securities Act,
for any and all of our outstanding unregistered 5.75% Senior Notes due 2016

     We are offering to exchange up to $800,000,000 of our 5.75% Senior Notes due 2016, or the “exchange notes,” for our currently outstanding 5.75% Senior Notes due 2016, or the “private notes.” We refer to the private notes and the exchange notes collectively as the “notes.” The exchange notes are substantially identical to the private notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the private notes, and we will issue the exchange notes under the same indenture. The notes will mature on April 1, 2016. Interest on the notes will be payable on April 1 and October 1 of each year, commencing on October 1, 2006.
     We may redeem some or all of the notes at any time and from time to time at the redemption prices described under “Description of Exchange Notes—Redemption at the Option of Allergan.” The notes will be Allergan’s unsecured senior obligations and not the obligations of its subsidiaries. The notes rank junior in right of payment to the rights of our secured creditors to the extent of their security in our assets; equal in right of payment to the rights of creditors under our other existing and future unsecured unsubordinated obligations, including our revolving credit facilities, our medium term notes and the other debt we incurred concurrently with the settlement of the notes, as described in this prospectus; senior in right of payment to the rights of creditors under obligations expressly subordinated to the notes; and effectively subordinated to secured and unsecured creditors of our subsidiaries.
Material Terms of the Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on October , 2006, unless extended.

•	We will exchange all outstanding 5.75% Senior Notes due 2016, or the private notes, that are validly tendered and not validly withdrawn for an equal principal amount of a new series of notes which are registered under the Securities Act, or the exchange notes.

•	The exchange notes will mature on April 1, 2016. Interest on the exchange notes will accrue at 5.75% per year. Interest will be payable semi-annually on April 1 and October 1 of each year, beginning on October 1, 2006.

•	You may withdraw tenders of private notes at any time before the exchange offer expires.

•	The exchange notes will not be listed on any securities exchange. A public market for the exchange notes may not develop, which could make selling the exchange notes difficult. If a market for the exchange notes develops, the exchange notes could trade at prices that are higher or lower than the initial prices of the unregistered notes.

•	The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the exchange notes are substantially identical to the private notes, except for transfer restrictions and registration rights relating to the private notes.

•	You may tender private notes only in denominations of $2,000 and integral multiples of $1,000.

•	Our affiliates may not participate in the exchange offer.

•	The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

•	The exchange offer is not conditioned upon any minimum principal amount of private notes being tendered for exchange.
     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for private notes where the exchange notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration of the exchange offer and ending on the close of business one year after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
     Our common stock is quoted on the New York Stock Exchange under the symbol “AGN.” The closing price of our common stock on the New York Stock Exchange on September 28, 2006, was $114.00 per share.

      Please refer to “Risk Factors” beginning on page 7 of this prospectus for a description of the risks you should consider before participating in the exchange offer.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2006.

      We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus. You must not rely upon any information or representation not contained in or incorporated by reference into this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

      References in this prospectus to “Allergan,” “we,” “us” and “our” refer to Allergan, Inc., a company incorporated in the state of Delaware, and its direct and indirect subsidiaries, unless the context otherwise requires or otherwise specified in this prospectus.

      This prospectus incorporates important business and financial information about us that is not included in or delivered with the document. This information is available without charge to you upon written or oral request to: Allergan, Inc., Attention: Investor Relations, 2525 Dupont Drive, Irvine, California 92612-1599, Tel: (714) 246-4500. To obtain timely delivery, you must request the information no later than five business days before the date you must make your investment decision, or no later than October      , 2006.

i

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS
      All statements included or incorporated by reference in this prospectus, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward looking statements. This prospectus, including the information incorporated by reference in this prospectus, contains forward looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our business, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” or “continue,” and variations of such words and similar expressions are intended to identify such forward looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. We describe some of the risks, uncertainties, and assumptions that could affect the outcome or results of operations in “Risk Factors” and elsewhere in this prospectus, including the risks incorporated in this prospectus from our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, as updated by our future filings. We have based our forward looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward looking statements. Reference is made in particular to forward looking statements regarding product sales, reimbursement, expenses, earnings per share, liquidity and capital resources, and trends. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

ii

SUMMARY
      This summary is not complete and does not contain all of the information that you should consider before investing in our notes. You should read the entire prospectus carefully, including “Risk Factors” and our consolidated financial statements and the related notes, other financial information and other documents incorporated by reference into this prospectus, before you decide to invest in the exchange.
Allergan, Inc.
      We are a technology-driven, global health care company that discovers, develops and commercializes specialty pharmaceutical and medical device products for the ophthalmic, neurological, medical aesthetics, medical dermatological, breast aesthetics, obesity intervention and other specialty markets. We are a pioneer in specialty pharmaceutical research, targeting products and technologies related to specific disease areas such as glaucoma, retinal disease, dry eye, psoriasis, acne and movement disorders. Additionally, we discover, develop and market medical devices, aesthetic-related pharmaceuticals, and over-the-counter products. Within these areas, we are an innovative leader in saline and silicone gel-filled breast implants, dermal facial fillers and obesity intervention products, therapeutic and other prescription products, and to a limited degree, over-the-counter products that are sold in more than 100 countries around the world. We are also focusing research and development efforts on new therapeutic areas, including gastroenterology, neuropathic pain and genitourinary diseases. Our principal executive offices are located at 2525 Dupont Drive, Irvine, California 92612. Our telephone number is (714) 246-4500. The address of our internet site is http://www.allergan.com. Any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these internet addresses is included herein.
Description of Inamed Acquisition
      On March 23, 2006, we completed our previously announced acquisition of Inamed Corporation, a global healthcare company that develops, manufactures, and markets a diverse line of products to enhance the quality of people’s lives, including breast implants for aesthetic augmentation and reconstructive surgery following a mastectomy, a range of dermal products to correct facial wrinkles, the BioEnterics® LAP-BAND® System designed to treat severe and morbid obesity, and the BioEnterics®Intragastric Balloon (BIB®) system for the treatment of obesity.
      The acquisition was completed pursuant to an agreement and plan of merger, dated as of December 20, 2005, by and among us, our wholly-owned subsidiary Banner Acquisition, Inc., and Inamed and an exchange offer made by Banner Acquisition to acquire Inamed shares for either $84.00 in cash or 0.8498 of a share of our common stock (together with the associated preferred stock purchase rights), at the election of the holder, subject to proration so that 45% of the aggregate Inamed shares tendered were exchanged for cash and 55% of the aggregate Inamed shares tendered were exchanged for shares of our common stock. In the exchange offer we paid approximately $1.31 billion in cash and issued 16,194,051 shares of our common stock through Banner Acquisition, acquiring approximately 93.86% of Inamed’s outstanding common stock. Following the exchange offer, we acquired the remaining outstanding shares of Inamed common stock for approximately $81.7 million in cash and 1,010,576 shares of our common stock through the merger of Banner Acquisition with and into Inamed in a second step merger in which Inamed survived as our wholly-owned subsidiary. The consideration paid in the merger does not include shares of our common stock and cash that was paid to optionholders for outstanding options to purchase approximately 1.0 million shares of Inamed common stock, which were cancelled in the merger and converted into the right to receive an amount of cash equal to 45% of the “in the money” value of the option and a number of shares of our common stock with a value equal to 55% of the “in the money” value of the option. The aggregate amount of cash paid and shares of Allergan common stock issued in connection with the settlement of outstanding Inamed options was $17.9 million and 237,066 shares, respectively. The cash portion of the aggregate purchase price for the exchange offer and merger was financed with cash drawn from our working capital and by drawing $825 million on a 364-day bridge term facility (the “Bridge Facility”).

The Financing Transactions
      The offering of the private notes formed part of a larger financing plan for the acquisition of Inamed and the other uses of funds described below. Concurrently with the offering of the private notes, we offered $750 million aggregate principal amount of convertible senior notes due 2026 (the “Convertible Notes”), including $50 million aggregate principal amount sold to initial purchasers to cover over-allotments. In addition, on March 31, 2006 we amended our long-term credit facility to increase available borrowings from $400 million to $800 million. The offering of the private notes and the offering of the Convertible Notes were consummated concurrently. We refer to the offerings of the private notes and the Convertible Notes and the amendment of our long-term credit facility in this prospectus as the “Financing Transactions.”
      In May 2006, we redeemed our zero coupon convertible senior notes due 2022 (the “2022 Notes”). Most holders elected to exercise the conversion features of the 2022 Notes prior to redemption. Upon their conversion, we were required to pay the accreted value of the 2022 Notes (approximately $411.2 million) in cash and had the option to pay the remainder of the conversion value in cash or shares of our common stock. We exercised our option to pay the remainder of the conversion value in approximately 1.6 million shares of our common stock. In addition, holders of approximately $20.3 million of aggregate principal at maturity of the 2022 Notes did not exercise the conversion feature, and we paid the accreted value (approximately $16.6 million) in cash to redeem these 2022 Notes. Following the conclusion of the Financing Transactions, we used approximately $307.8 million, the approximate amount of the difference between the amount of cash we used for the conversion and the redemption of the 2022 Notes and the net proceeds of the Convertible Notes, to repurchase shares of our common stock under our common stock repurchase program, including through one or more block trades with one or more of the initial purchasers of the private notes and/or their affiliates.

THE EXCHANGE OFFER

Securities Offered	$800,000,000 in aggregate principal amount of 5.75% Senior Notes due 2016.

The Exchange Offer	We are offering to exchange our exchange notes for our outstanding private notes properly tendered and accepted. You may tender private notes only in denominations of $2,000 and integral multiples of $1,000. We will issue the exchange notes on or promptly after the date that the exchange offer expires. As of the date of this prospectus, $800,000,000 in aggregate principal amount of private notes are outstanding.

Transferability of Exchange Notes	We believe that you will be able to freely transfer the exchange notes without registration or any prospectus delivery so long as you can accurately make the representations listed in “The Exchange Offer—Resale of the Exchange Notes.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on October , 2006, unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission. The exchange offer is not conditioned upon any minimum principal amount of private notes being tendered for exchange.

Procedures for Tendering Private Notes	If you wish to tender your private notes for exchange notes pursuant to the exchange offer, you must cause an agent’s message to be transmitted to Wells Fargo Bank, National Association, as exchange agent, prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the private notes into the exchange agent’s account at The Depository Trust Company, or DTC, under the procedures for book-entry transfers described under “The Exchange Offer—Procedures for Tendering.”

The private notes must be tendered by electronic transmission of acceptance through the DTC Automated Tender Offer Program (“ATOP”) system’s procedures for transfer. Please carefully follow the instructions contained in this prospectus on how to tender your private notes. By tendering your private notes in the exchange offer, you will make the representations to us described under “The Exchange Offer—Procedures for Tendering.”

Acceptance of Private Notes and Delivery of Exchange Notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all private notes which are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights	You may withdraw the tender of your private notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus under the heading “The Exchange Offer—Withdrawal of Tenders.”

Liquidated Damages	We issued the private notes on April 12, 2006, to the initial purchasers pursuant to a purchase agreement. At the same time, we entered into a registration rights agreement with the initial purchasers requiring us to make the exchange offer. The registration rights agreement also required us to:

• cause the registration statement filed with respect to the exchange offer to be declared effective by October 9, 2006; and

• complete the exchange offer by November 8, 2006.

If we do not comply with certain of our obligations under the registration rights agreement, we have agreed to pay liquidated damages. See “The Exchange Offer—Liquidated Damages.”

Use of Proceeds	The exchange offer satisfies an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association, the trustee under the indenture governing the private notes, is serving as the exchange agent.

Consequences of Failure to Exchange Notes	If you do not exchange your private notes for exchange notes, you will continue to be subject to the restrictions on transfer provided in the private notes and in the indenture governing the private notes. In general, the private notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the private notes under the Securities Act.

Certain U.S. Federal Income Tax Considerations	The exchange of private notes for exchange notes in the exchange offer will not be a taxable event to holders for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Registration Rights Agreement	You are entitled to exchange your private notes for exchange notes with substantially identical terms pursuant to the registration rights agreement. The exchange offer satisfies our obligation to provide the exchange notes in accordance with the registration rights agreement. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your private notes. Under the circumstances described in the registration rights agreement, you may require us to file a shelf registration statement under the Securities Act.

Broker-Dealer	Each broker-dealer that receives exchange notes for its own account in exchange for private notes, where such private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”
      We explain the exchange offer in greater detail beginning on page 13.

THE EXCHANGE NOTES
      The form and terms of the exchange notes are the same as the form and terms of the private notes, except that the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not be subject to the transfer restrictions, registration rights and provisions providing for an increase in the interest rate applicable to the private notes. The exchange notes will evidence the same debt obligations as the private notes and both the private notes and the exchange notes, collectively, the “notes,” are governed by the same indenture.

Issuer	Allergan, Inc.

Total Amount of Exchange Notes Offered	Up to $800,000,000 aggregate principal amount of 5.75% Senior Notes due 2016, which have been registered under the Securities Act.

Maturity Date	April 1, 2016.

Interest and Payment Dates	5.75% per year, payable semiannually in arrears in cash on April 1 and October 1 of each year, beginning October 1, 2006, to holders of record at the close of business on the March 15 or the September 15 immediately preceding such interest payment date. The first interest payment date will include interest from April 12, 2006, the date of the original issuance.

Optional Redemption	We may redeem some or all of the exchange notes at any time prior to their maturity at the redemption price described in the “Description of Exchange Notes—Redemption at the Option of Allergan” section.

Ranking	The exchange notes will be our general unsecured senior obligations and will rank equally in right of payment with our existing and future unsubordinated debt. The exchange notes will be effectively subordinated to any secured debt we incur to the extent of the collateral securing such indebtedness, and will be structurally subordinated to all future and existing obligations of our subsidiaries.

Additional Notes	We may, at any time and from time to time, without notice to or consent of the holders of the exchange notes, create and issue additional notes having the same ranking and the same interest rate, maturity and other terms of the exchange notes offered hereby in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new notes or except for the first payment of interest following the issue date of the new notes) so that the new notes may be consolidated and form a single series of notes with, and have the same terms as to status, redemption and otherwise as, the exchange notes.

Sinking Fund	None.

No Public Market	The exchange notes are a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system. See “Plan of Distribution.”

Form of Exchange Notes and DTC Eligibility	The exchange notes will be issued in fully registered book-entry form and will be represented by permanent global notes. The global notes will be deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC. Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by

DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See “Description of Exchange Notes—Book Entry, Delivery and Form.”

Risk Factors	See “Risk Factors” and other information in this prospectus for a discussion of factors you should carefully consider prior to participating in the exchange offer.
      We explain the exchange notes in greater detail beginning on page 21.

RISK FACTORS
      Investing in the notes involves a high degree of risk. You should carefully consider the following risk factors and the risk factors identified in our most recent annual report on Form 10-K and any subsequent Quarterly Report on Form 10-Q incorporated herein by reference, as well as all other information contained or incorporated by reference in this prospectus before making a decision to invest in the exchange notes. The occurrence of any one or more of the following could materially adversely affect your investment in the notes or our business and operating results.

The notes are structurally subordinated to all of the indebtedness and other liabilities of our subsidiaries. This may affect your ability to receive payments on the notes.
      The notes are exclusively the obligations of Allergan and not its subsidiaries. We currently conduct almost all of our operations through our subsidiaries and our subsidiaries have significant liabilities. In addition, we may, and in some cases we have plans to, conduct additional operations through our subsidiaries in the future and, accordingly, our subsidiaries’ liabilities will increase. Our cash flow and our ability to service our debt, including the notes, therefore depends significantly upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us. As of June 30, 2006, our subsidiaries had total liabilities of $325.7 million.
      Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.
      Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. The notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

We have a significant amount of debt. Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.
      We have a significant amount of debt and substantial debt service requirements. As of June 30, 2006, we had approximately $1.7 billion of outstanding debt, giving pro forma effect to the Financing Transactions and the application of the proceeds, including the issuance of the private notes, the issuance of the Convertible Notes, the redemption of our 2022 Notes and the repayment of the Bridge Facility. Giving effect to the Financing Transactions, the redemption of our 2022 Notes and the issuance of the Convertible Notes, as of June 30, 2006, we have the ability to borrow an additional approximately $741.0 million under our long-term credit facility.
      This level of debt could have significant consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under the notes and our other outstanding debt;

•	resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

•	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our senior credit facility;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy;

•	increasing our vulnerability to general adverse economic and industry conditions; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.
      If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of the notes, our existing indebtedness, debt we incur in connection with the Financing Transactions or any indebtedness that we may incur in the future, we would be in default, which could permit the holders of the notes and the holders of such other indebtedness to accelerate the maturity of the notes or such other indebtedness, as the case may be, and could cause defaults under the notes and such other indebtedness. Any default under the notes or any indebtedness that we may incur in the future, as well as any of the above-listed factors, could have a material adverse effect on our business, operating results, liquidity and financial condition and our ability to meet our payment obligations under the notes and our other debt.

We and our subsidiaries may incur substantially more debt, which could further exacerbate the risks associated with our substantial indebtedness.
      We and our subsidiaries may incur substantial additional debt in the future. Although certain of our debt agreements contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute “indebtedness” as defined in the relevant agreement. If new debt is added to our current debt levels, the related risks that we now face could intensify.

The notes will not be secured by any of our assets and our secured debt will have claims with respect to the secured assets superior to the notes.
      The notes will not be secured by any of our assets. Future indebtedness that we incur may be secured by our assets. If we become insolvent or are liquidated, or if payment of any secured indebtedness is accelerated, the holders of the secured indebtedness will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such indebtedness in order to satisfy such indebtedness. In any such case, any remaining assets may be insufficient to repay the notes.

A significant amount of our debt agreements contain covenant restrictions that may limit our ability to operate our business.
      The agreements governing our existing debt contain covenant restrictions that limit our ability to operate our business, including covenant restrictions that may prevent us from:

•	incurring additional debt or issue guarantees;

•	creating liens;

•	entering into certain transactions with our affiliates; and

•	consolidating, merging or transferring all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.
      Some of our existing debt agreements require us to maintain specific leverage and interest coverage ratios. Our ability to comply with these covenants is dependent on our future performance, which will be subject to many factors, some of which are beyond our control, including prevailing economic conditions. Our failure to comply with these obligations would prevent us from borrowing additional money and could result in our default. If a default occurs under any of our senior indebtedness, the relevant lenders could elect to declare such indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against substantially all of our assets. Moreover, if the lenders under a facility or other agreement in default were to accelerate the indebtedness outstanding under that facility, it could result in a default under other indebtedness. If all or any part of our indebtedness were to be accelerated, we may not have or be able to obtain sufficient funds to repay it. In addition, we may incur other indebtedness in the future that may contain financial or other covenants that are more restrictive than those contained in the indenture governing the notes.
      As a result of these covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be beneficial to us. In addition, our failure to comply with these covenants could result in a default under the notes and our other debt, which could permit the holders to accelerate such debt. If any of our debt is accelerated, we may not have sufficient funds available to repay such debt.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash flow depends on many factors beyond our control.
      Our ability to meet our payment and other obligations under our debt depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors, as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our senior credit facility or otherwise, in an amount sufficient to enable us to meet our payment obligations under the notes and our other debt and to fund other liquidity needs.

An active trading market for the exchange notes may not develop.
      There is currently no public market for the notes, and an active trading market may never develop. If the notes are traded, they may trade at a discount from their offering price, depending on prevailing interest rates, the market for similar securities, our ability to affect the exchange offer, our performance and other factors. To the extent that an active trading market does not develop, the liquidity and trading prices for the exchange notes may be harmed.
      We have no plans to list the exchange notes on a securities exchange.
      Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice.
      The liquidity of any market for the exchange notes will depend upon the number of holders of the exchange notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors. An active or liquid trading market for the exchange notes may not develop.

Any adverse rating of the notes may cause the value of the notes to fall.
      One or more rating agencies may lower the ratings on the notes. If the rating agencies reduce their ratings on the notes in the future or indicate that they have their ratings on the notes under surveillance or review with possible negative implications, the value of the notes could decline. In addition, a ratings downgrade could adversely affect our ability to access capital.

If you do not properly tender your private notes, you will continue to hold unregistered private notes and your ability to transfer private notes will be adversely affected.
      We will only issue exchange notes in exchange for private notes that are timely received by the exchange agent. Therefore, you should allow sufficient time to ensure timely delivery of the private notes and you should carefully follow the instructions on how to tender your private notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of the private notes. If you do not tender your private notes or if we do not accept your private notes because you did not tender your private notes properly, then, after we consummate the exchange offer, you may continue to hold private notes that are subject to the existing transfer restrictions. In addition, if you tender your private notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for private notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes.
      After the exchange offer is consummated, if you continue to hold any private notes, you may have difficulty selling them because there will be less private notes outstanding. In addition, if a large amount of private notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth our historical ratio of earnings to fixed charges for the last five years and the six month period ended June 30, 2006, and the pro forma Allergan-Inamed combined ratio of earnings to fixed charges for the year ended December 31, 2005 and the six month period ended June 30, 2006, giving effect to our acquisition of Inamed, the completion of the Financing Transactions, the redemption of our 2022 Notes and the repayment of the Bridge Facility, as if each of those transactions had been consummated on January 1, 2005. For the purpose of these ratios, “earnings” represents earnings before provision for income taxes and minority interest and fixed charges, and “fixed charges” consist of interest expense and a share of rent expense which is deemed to be representative of an interest factor.

Pro Forma
	Historical											Combined

											Six			Six
											Months			Months
	Fiscal Year										Ended	Fiscal		Ended
											June 30,	Year		June 30,
	2001		2002		2003		2004		2005		2006	2005		2006

Ratio of earnings to fixed charges	11.7	x	4.8	x (1)	n/a	(2)	20.6	x	30.2	x	n/a (3)	9.4	x	7.0	x

(1)	The determination of earnings within this ratio includes the following expenses incurred by us during the year ended December 31, 2002: a $63.5 million charge for restructuring costs and asset write-offs, substantially all of which related to our spin-off of Advanced Medical Optics, Inc., or AMO, which occurred on June 29, 2002; $42.5 million of duplicate operating expenses during 2002 that were associated with the spin-off of AMO; and a litigation settlement charge of $118.7 million during 2002.

(2)	In 2003, earnings were not sufficient to cover fixed charges by $29.5 million. The determination of earnings in 2003 includes charges totaling $458.0 million related to acquired in-process research and development assets associated with our 2003 purchases of Oculex Pharmaceuticals, Inc. and Bardeen Sciences Company, LLC.

(3)	In the six month period ended June 30, 2006, earnings were not sufficient to cover fixed charges by $278.9 million. The determination of earnings in 2006 includes a charge of $579.3 million related to acquired in-process research and development assets associated with our acquisition of Inamed.

USE OF PROCEEDS
      The exchange offer satisfies an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.

SELECTED FINANCIAL DATA
      The selected consolidated financial data below for the five years ended December 31, 2005 should be read in conjunction with the consolidated financial statements and accompanying notes thereto filed in our Annual Report on Form 10-K filed with the SEC on March 6, 2006. The financial data for the six months ended June 24, 2005 and June 30, 2006 is derived from our unaudited consolidated condensed financial statements. The unaudited results reflect all adjustments (consisting only of normal recurring adjustments) that our management considers necessary for a fair presentation of operating results. The operating results for the six months ended June 30, 2006 are not necessarily indicative of the results that will be achieved for a full year. The information is only a summary and should be read in connection with the consolidated financial statements, accompanying notes and management’s discussion and analysis of results of operations and financial condition of Allergan, Inc., all of which can be found in publicly available documents, including those incorporated by reference. See “Where You Can Find More Information.”

	Six	Six
	Months	Months
	Ended	Ended	Year Ended December 31,
	June 30,	June 24,
	2006	2005	2005	2004	2003	2002	2001

	(in millions, except per share data)
Summary of Operations
Total revenues	$1,427.4	$1,124.7	$2,319.2	$2,045.6	$1,771.4	$1,425.3	$1,202.4
(Loss) earnings from continuing operations	(370.6)	113.3	403.9	377.1	(52.5)	64.0	171.2
Earnings from discontinued operations	—	—	—	—	—	11.2	54.9
Net (loss) earnings	$(370.6)	$113.3	$403.9	$377.1	$(52.5)	$75.2	$224.9
Basic (loss) earnings per share:
Continuing operations	$(2.60)	$0.87	$3.08	$2.87	$(0.40)	$0.49	$1.30
Discontinued operations	—	—	—	—	—	0.09	0.42
Diluted (loss) earnings per share:
Continuing operations	$(2.60)	$0.86	$3.01	$2.82	$(0.40)	$0.49	$1.29
Discontinued operations	—	—	—	—	—	0.08	0.40
Cash dividends per share	$0.20	$0.20	$0.40	$0.36	$0.36	$0.36	$0.36
Financial Position
Current assets	$1,647.5	$1,397.6	$1,825.6	$1,376.0	$928.2	$1,200.2	$1,114.8
Working capital	1,113.4	862.5	781.6	916.4	554.8	796.6	710.4
Total assets	5,379.8	2,361.4	2,850.5	2,257.0	1,754.9	1,806.6	2,046.2
Long-term debt	1,605.8	573.8	57.5	570.1	573.3	526.4	444.8
Total stockholders’ equity	2,866.9	1,134.1	1,566.9	1,116.2	718.6	808.3	977.4
      The financial data above has been recast to reflect the results of operations and financial positions of our ophthalmic surgical and contact lens care businesses as a discontinued operation. The results of operations for our discontinued operations include allocations of certain Allergan expenses to those operations. These amounts have been allocated on the basis that is considered by management to reflect most fairly or reasonably the utilization of the services provided to, or the benefit obtained by, those operations.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
      We sold the private notes on April 12, 2006 to the initial purchasers pursuant to a purchase agreement. The initial purchasers subsequently sold the private notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on Rule 144A and to certain persons outside the United States in reliance on Regulation S of the Securities Act. As a condition to the sale of the private notes, we entered into a registration rights agreement with the initial purchasers on April 12, 2006. Pursuant to the registration rights agreement, we agreed that, unless the exchange offer is not permitted by applicable law or Securities and Exchange Commission policy, we would:

(1)	file a registration statement with the Securities and Exchange Commission with respect to the exchange notes on or before August 10, 2006;

(2)	use our reasonable best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission on or before October 9, 2006;

(3)	commence the exchange offer promptly after the effectiveness of the registration statement;

(4)	keep the exchange offer open for not less than 20 business days and not more than 30 business days (or longer if required by applicable law) after notice of the exchange offer is mailed to holders of the private notes;

(5)	complete the exchange offer by November 8, 2006;

(6)	use our reasonable best efforts to keep the registration statement effective until the closing of the exchange offer; and

(7)	file a shelf registration statement to cover resales of the private notes if we cannot effect an exchange offer within the time periods listed above and under certain other circumstances.
      Upon the effectiveness of this registration statement, we will offer the exchange notes in exchange for the private notes. We filed a copy of the registration rights agreement as an exhibit to our current report on Form 8-K filed with the Securities and Exchange Commission on April 12, 2006, announcing the closing of the sale of the private notes.
Resale of the Exchange Notes
      We are making the exchange offer in reliance on the position of the staff of the Securities and Exchange Commission as set forth in interpretive letters addressed to third parties in other transactions. For further information on the Securities and Exchange Commission’s position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991 and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. We have not sought our own interpretive letter, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in interpretive letters to third parties. Based on these interpretations by the staff, we believe that the exchange notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by you, without further compliance with the registration and prospectus delivery provisions of the Securities Act, so long as:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating in, and do not intend to participate in, a distribution of the exchange notes within the meaning of the Securities Act and have no arrangement or understanding with any person to participate in a distribution of the exchange notes within the meaning of the Securities Act;

•	you are not a broker-dealer who acquired the private notes directly from us;

•	if you are a broker-dealer, you will receive exchange notes for your own account in exchange for private notes that were acquired as a result of market-making activities or other trading activities and that you are required to deliver a prospectus in connection with any resale of such exchange notes;

•	you are not an “affiliate” of ours, with the meaning of Rule 405 of the Securities Act, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.
      By tendering the private notes in exchange for exchange notes, you will be required to represent to us that each of the above statements applies to you. If you are participating in, or intend to participate in, a distribution of the exchange notes, or have any arrangement or understanding with any person to participate in a distribution of the exchange notes to be acquired in this exchange offer, you may be deemed to have received restricted securities and may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission. If you are so deemed, you will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.
      Each broker-dealer that receives exchange notes for its own account in exchange for private notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for private notes which the broker-dealer acquired as a result of market-making or other trading activities.
Terms of the Exchange Offer
      Upon the terms and subject to the conditions described in this prospectus, we will accept any and all private notes validly tendered and not withdrawn before the expiration date. You may tender outstanding private notes only in denominations of $2,000 and integral multiples of $1,000.
      The form and terms of the exchange notes are the same as the form and terms of the private notes except that:

•	we will register the exchange notes under the Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer; and

•	holders of the exchange notes will not be entitled to any of the rights of holders of private notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer.
      The exchange notes will evidence the same debt as the private notes and will be issued under the same indenture, so the exchange notes and the private notes will be treated as a single class of debt securities under the indenture.
      As of the date of this prospectus, $800,000,000 in aggregate principal amount of the private notes are outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company, or DTC. Only a registered holder of the private notes, or such holder’s legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the private notes entitled to participate in the exchange offer.
      You do not have any appraisal or dissenters’ rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Securities and Exchange Commission.
      We will be deemed to have accepted validly tendered private notes when, as and if we had given oral or written notice of acceptance to the exchange agent. The exchange agent will act as your agent for the purposes of receiving the exchange notes from us.

Expiration Date; Extensions; Amendments
      The term “expiration date” will mean 5:00 p.m., New York City time on October      , 2006, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which we extend the exchange offer.
      To extend the exchange offer, we will:

•	notify the exchange agent of any extension orally or in writing; and

•	publicly announce the extension, including disclosure of the approximate number of private notes deposited to date, each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
      We reserve the right, in our reasonable discretion:

•	to delay accepting any private notes;

•	to extend or amend the terms of the exchange offer; or

•	if any conditions listed below under “—Conditions” are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the exchange agent.
      We will follow any delay in acceptance, extension or termination as promptly as practicable by oral or written notice to the exchange agent and a press release or oral or written notice to the holders of the private notes. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during the five to ten business day period.
Interest on the Exchange Notes
      The exchange notes will bear interest at the same rate and on the same terms as the private notes. Consequently, the exchange notes will bear interest at a rate equal to 5.75% per annum. Interest will be payable semi-annually in arrears on April 1 and October 1, commencing October 1, 2006.
      Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the private notes or, if no interest was paid on the private notes, from the date of issuance of the private notes, which was April 12, 2006. We will deem the right to receive any interest accrued on the private notes waived by you if we accept your private notes for exchange.
Procedures for Tendering
      If you are a DTC participant that has private notes which are credited to your DTC account also by book-entry and which are held of record by DTC’s nominee, you may tender your private notes by book-entry transfer as if you were the record holder. Because of this, references in this prospectus to registered or record holders include DTC participants with private notes credited to their accounts. If you are not a DTC participant, you may tender your private notes by book-entry transfer by contacting your broker or opening an account with a DTC participant.
      If you wish to tender private notes in the exchange offer, you must cause to be transmitted to the exchange agent an agent’s message, which agent’s message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the private notes into the exchange agent’s account at DTC through ATOP under the procedure for book-entry transfers described in this prospectus along with a properly transmitted agent’s message, on or before the expiration date.
      The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from its participant tendering private notes which are the subject of this book-entry confirmation that this participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus and that we may enforce the agreement against the participant. To receive confirmation of a valid tender of private notes, you should contact the exchange agent at the telephone number listed under “—Exchange Agent.”
      Your tender, if not withdrawn before the expiration date, will constitute a binding agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus. Only a registered holder of private notes may tender the private notes in the exchange offer. If you wish to tender private notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf.
      We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered private notes, which determination will be final and binding. We reserve the absolute right to reject any and all private notes not properly tendered or any private notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular private notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of private notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of private notes, neither we, the exchange agent nor any other person will incur any liability for failure to give you that notification. We will not deem tenders of private notes to have been made until you cure, or we waive, any defects or irregularities.
      While we have no present plan to acquire any private notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described under “—Conditions,” and, to the extent permitted by applicable law, purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.
      By tendering, you will be making several representations to us including that:

(1)	the exchange notes to be acquired by you are being acquired by you in the ordinary course of your business;

(2)	you are not participating in, and do not intend to participate in, a distribution of the exchange notes;

(3)	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

(4)	you satisfy specific requirements of your state’s securities regulations;

(5)	if you are a broker-dealer or are participating in the exchange offer for the purposes of distributing the exchange notes, you will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes acquired by you and cannot rely on the position of the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties;

(6)	if you are a broker-dealer, you understand that a secondary resale transaction described in clause (5) above and any resales of exchange notes obtained by you in exchange for unregistered notes acquired by you directly from us should be covered by an effective registration statement containing the selling securityholder information required by Item 507 and Item 508, as applicable, of Regulation S-K under the Securities Act; and

(7)	you are not our affiliate as defined in Rule 405 under the Securities Act.
      If you are a broker-dealer that will receive exchange notes for your own account in exchange for private notes that were acquired as a result of market-making activities or other trading activities, you will also be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an underwriter within the meaning of the Securities Act.

Return of Private Notes
      If we do not accept any tendered private notes for any reason described in the terms and conditions of the exchange offer or if you withdraw or submit private notes for a greater principal amount than you desire to exchange, we will return the unaccepted, withdrawn or non-exchanged notes without expense to you as promptly as practicable. We will credit such private notes to an account maintained at DTC designated by such DTC participant after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.
Book-Entry Transfer
      The exchange agent will make a request to establish an account with respect to the private notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of private notes by causing DTC to transfer the private notes into the exchange agent’s account at DTC in accordance with the DTC’s procedures for transfer. Delivery of documents to DTC does not constitute delivery to the exchange agent.
      Upon satisfaction of all conditions to the exchange offer, we will accept, promptly after the expiration date, all private notes properly tendered and will issue the exchange notes promptly after acceptance of the private notes.
      For purposes of the exchange offer, we will be deemed to have accepted properly tendered private notes for exchange when we have given oral or written notice of that acceptance to the exchange agent. For each initial note accepted for exchange, you will receive an exchange note having a principal amount equal to that of the surrendered initial note.
      In all cases, we will issue exchange notes for private notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	timely confirmation of book-entry transfer of your private notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.
      If we do not accept any tendered private notes for any reason set forth in the terms of the exchange offer, we will credit the non-exchanged private notes to your account maintained with DTC.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, you may withdraw tenders of private notes at any time before the exchange offer expires.
      For a withdrawal to be effective, the holder must cause to be transmitted to the exchange agent an agent’s message, which agent’s message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the private notes out of the exchange agent’s account at DTC under the procedure for book-entry transfers described in this prospectus along with a properly transmitted agent’s message on or before the expiration date.
      We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any private notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect to those private notes, unless you validly retender the withdrawn private notes. The private notes will be credited to an account maintained with DTC for the private notes. You may retender properly withdrawn private notes by following one of the procedures described under “— Procedures for Tendering” at any time on or before the expiration date.
Conditions
      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the private notes, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Securities and Exchange Commission or any action or proceeding has been instituted or threatened in any court or before any governmental agency with respect to the exchange offer which, in our judgment, might impair our ability to proceed with the exchange offer or materially and adversely affect us.
      If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any private notes and return all tendered private notes to the tendering noteholders;

•	extend the exchange offer and retain all private notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the private notes; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes that have not been withdrawn.
      If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the private notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.
Termination of Rights
      All of your rights under the registration rights agreement will terminate upon consummation of the exchange offer except with respect to our continuing obligations:

•	to indemnify you and parties related to you against specific liabilities, including liabilities under the Securities Act;

•	to provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act to permit resales of the notes pursuant to Rule 144A;

•	to provide copies of the latest version of the prospectus to broker-dealers upon their request for a period of up to 180 days after the expiration date;

•	to use our best efforts to keep the registration statement effective and to amend and supplement the prospectus in order to permit the prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for the period of time that persons must comply with the prospectus delivery requirements of the Securities Act in order to resell the exchange notes; and

•	to use our best efforts, under specific circumstances, to file a shelf registration statement and keep the registration statement effective to the extent necessary to ensure that it is available for resales of transfer restricted securities by broker-dealers for a period of up to two years.
Shelf Registration
      If:

•	changes in law or the applicable interpretations of the staff of the Securities and Exchange Commission do not permit us to effect the exchange offer; or

•	for any other reason the exchange offer is not completed within 210 days following the date of the original issuance of the private notes; or

•	the initial purchasers so request, within 20 days after the consummation of the exchange offer, with respect to any private notes held by them following the completion of the exchange offer (or with respect to exchange notes received in exchange for the private notes); or

•	any holder of private notes (other than an initial purchaser) notifies us within 20 days after the consummation of the exchange offer that it is not eligible to participate in the exchange offer; or

•	any holder of private notes does not receive freely tradable exchange notes in the exchange offer other than by reason of such holder being our affiliate (it being understood that any prospectus delivery requirements in connection with sales of exchange notes by the initial purchasers shall not result in such exchange notes not being “freely tradable,” and any prospectus delivery requirements in connection with sales of exchange notes by an exchanging broker-dealer shall not result in such exchange notes not being “freely tradable”), we will, at our cost:

•	as promptly as practicable, but not later than 30 days after so required or requested pursuant to the registration rights agreement, cause to be filed with the Securities and Exchange Commission a shelf registration statement covering resales of the private notes;

•	use our best efforts to cause the shelf registration to be declared effective under the Securities Act as soon as practicable; and

•	use our best efforts to keep the shelf registration statement effective until the earlier of two years after its effective date or until all notes eligible to be sold thereunder have been sold.
      We will provide to each relevant holder copies of the prospectus which is part of the shelf registration statement, notify each holder when the shelf registration statement has been filed and when it has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder that sells notes pursuant to the shelf registration statement generally:

•	will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers;

•	will be subject to certain of the civil liability provisions under the Securities Act in connection with the sales; and

•	will be bound by the provisions of the registration rights agreement which are applicable to the holder, including specified indemnification obligations.
      In addition, a holder of private notes will be required to deliver information to be used in connection with the shelf registration statement in order to have the holder’s private notes included in the shelf registration statement. The notes of any holder that unreasonably fails to furnish this information within a reasonable time after receiving the request may be excluded from the shelf registration statement.
Liquidated Damages
      If:

•	on or prior to the 120th day following the date of original issuance of the notes, neither the exchange offer registration statement nor the shelf registration statement has been filed with the Securities and Exchange Commission;

•	on or prior to the 210th day following the date of original issuance of the notes the exchange offer has not been consummated;

•	on or prior to the 30th day after being so required or requested, we fail to file or cause to be filed or fail to otherwise designate a shelf registration statement; or

•	after either the exchange offer registration statement or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to specified exceptions) in connection with resales of notes in accordance with and during the periods specified in the registration rights agreement, the interest rate borne by the notes will increase by 0.25% per annum during the 90-day period immediately following the occurrence of any of the events described above, each of which will constitute a registration default. The interest rate will increase by 0.25% per annum at the end of each subsequent 90-day period until all such registration defaults have been cured, but in no event shall such rate increase exceed 0.50% per annum. Following the cure of all registration defaults, the accrual of the additional interest will cease and the interest rate will revert to the original rate.

Exchange Agent
      We have appointed Wells Fargo Bank, National Association, as exchange agent for the exchange offer. You should direct any questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent addressed as follows:
Wells Fargo Bank, National Association
707 Wilshire Blvd., 17th Floor
Los Angeles, CA 90071
Attention: Madeline Hall, Corporate Trust Services
Telephone: (213) 614-2588
Facsimile: (213) 614-3355
Fees and Expenses
      We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail; however, our and our affiliates’ officers and regular employees may make additional solicitations by telegraph, telephone or in person.
      We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.
      We will pay the cash expenses incurred in connection with the exchange offer which we estimate to be approximately $225,000. These expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.
      We will pay all transfer taxes, if any, applicable to the exchange of notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the private notes pursuant to the exchange offer, then you must pay the amount of these transfer taxes. If you do not submit satisfactory evidence of payment of these taxes or exemption from payment, we will bill the amount of these transfer taxes directly to you.
Consequence of Failures to Exchange
      Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take.
      Private notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, those private notes may be resold only:

•	to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in a transaction meeting the requirements of Rule 144 under the Securities Act;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

•	to us; or

•	pursuant to an effective registration statement.
      In each case, the private notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.
Accounting Treatment
      For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the exchange notes.

DESCRIPTION OF EXCHANGE NOTES
      The private notes are governed by, and the exchange notes will be governed by, an indenture dated as of April 12, 2006, between us and Wells Fargo Bank, National Association, as trustee. A copy of the indenture is available to investors in the notes upon request to Allergan, and is available for inspection at the corporate trust office of the trustee.
      The following summary of certain provisions of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the notes and the indenture. Because the following is only a summary, it does not contain all information that you may find useful.
      Definitions of certain terms are set forth under “—Certain Definitions” and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the indenture, and those definitions are incorporated herein by reference. As used in this “Description of Notes,” unless otherwise indicated, the words “we,” “us,” “our” and “Allergan” refer to Allergan, Inc., and do not include our subsidiaries. When we refer to “notes” in this section, we mean the private notes, any additional notes issued under the indenture (see “—Additional Notes”) and the exchange notes to be issued in exchange for the private notes and the additional notes, if any, pursuant to the exchange offer.
      The notes will be issued only in registered form in minimum denominations of $2,000 and any integral multiple of $1,000 above that amount. The notes will be payable at the corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose. The notes will be represented by one or more global securities registered in the name of a nominee of the depositary. See “—Book Entry, Delivery and Form.”
      We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement.
Principal, Maturity and Interest
      The notes will initially be limited to $800,000,000 aggregate principal amount and will mature on April 1, 2016, unless earlier redeemed by us (see “—Redemption at the Option of Allergan”). The notes will bear cash interest at the rate of 5.75% per annum from the date of original issuance (April 12, 2006), or from the most recent date interest has been paid or provided for. We will pay interest on the notes semiannually in arrears on April 1 and October 1 of each year, commencing on October 1, 2006, to holders of record at the close of business on the March 15 or the September 15 immediately preceding such interest payment date.
      Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, the scheduled original issuance date) through the day before the applicable interest payment date. Any payment required to be made on any day that is not a business day will be made on the next succeeding business day and no interest will accrue on such payment for the period from and after such payment date to the date of such payment on the next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close. Interest will cease to accrue on a note upon its maturity or redemption by us at our option.
Ranking
      The notes are our general obligations and will not be secured by any collateral. Your right to payment under these notes will be:

•	junior in right of payment to the rights of our secured creditors to the extent of their security in our assets;

•	equal in right of payment with the rights of creditors under our other existing and future unsecured unsubordinated obligations, including our revolving credit facilities, our medium term notes and the Convertible Notes offered in a transaction that settled simultaneously with the offering of the notes;

•	senior in right of payment to the rights of creditors under obligations expressly subordinated to the notes; and

•	effectively subordinated to secured and unsecured creditors of our subsidiaries.
      As of June 30, 2006, after giving effect to the Financing Transactions, including this offering, and the application of the net proceeds from the Financing Transactions, including the redemption of our 2022 Notes, we and our subsidiaries had approximately $809.0 million of consolidated indebtedness that ranks equally with the notes, and our subsidiaries had approximately $59.0 million of indebtedness that is structurally subordinated to the notes.
Additional Notes
      We may, at any time and from time to time, without the consent of or notice to the holders of the notes create and issue additional notes having the same ranking and the same interest rate, maturity and other terms of the notes offered hereby in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the additional notes or except for the first payment of interest following the issue date of the additional notes) so that the additional notes may be consolidated and form a single series of notes with, and have the same terms as to status, redemption or otherwise as, the notes offered hereby.
      Holders of additional notes would have the right to vote together with holders of notes offered hereby and the exchange notes as one class.
Redemption at the Option of Allergan
      We may redeem the notes, at any time in whole or, from time to time, in part, for cash at a redemption price equal to the greater of:

•	100% of the principal amount of notes to be redeemed, and

•	the sum of the present values of the remaining scheduled payments on such notes discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable treasury rate plus 15 basis points.
In each case, accrued and unpaid interest will be paid to the redemption date.
      The term “treasury rate” means, with respect to any redemption date for the notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding the redemption date of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount)) equal to the comparable treasury price for that redemption date. The treasury rate shall be calculated on the third business day preceding the redemption date.
      The term “comparable treasury issue” means the United States Treasury security selected by the reference treasury dealer as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.
      The term “comparable treasury price” means with respect to any redemption date the reference treasury dealer quotations for that redemption date.
      The term “reference treasury dealer” means Banc of America Securities LLC, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. and any successor firm; provided that, if any of Banc of America Securities LLC, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated or Goldman, Sachs & Co. ceases to be a primary U.S. Government securities dealer, we will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.
      The term “reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such reference treasury dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.
      The term “remaining scheduled payments” means the remaining scheduled payments of principal of and interest on the notes that would be due after the related redemption date but for that redemption. If that redemption date is not an interest payment date with respect to the notes, the amount of the next succeeding scheduled interest payment on the notes will be reduced by the amount of interest accrued on the notes to such redemption date.
Certain Covenants Of Allergan

Limitation on Liens
      We will not, and will not permit any of our subsidiaries to, create, assume or suffer to exist any lien on any restricted property to secure any debt of Allergan, any of our subsidiaries or any other person, unless all payments due under the indenture and the notes are secured equally and ratably with such debt for so long as such debt shall be so secured, except for:

•	existing liens or liens on facilities of corporations at the time they become our subsidiaries;

•	liens existing on facilities when acquired by us or our subsidiaries, or incurred by us or our subsidiaries to finance the purchase price, construction or improvement thereof;

•	certain liens required by contracts with, and in favor of, governmental entities;

•	liens securing intercompany debt between us and our subsidiaries;

•	liens otherwise prohibited by the indenture securing indebtedness which, together with the aggregate amount of outstanding indebtedness secured by other liens otherwise prohibited by the indenture and the value of certain sale and leaseback transactions, does not exceed 10% of our consolidated tangible net assets; and

•	such other liens specified in the indenture.

Limitation on Sale-Leaseback Transactions
      We will not, and will not permit any of our subsidiaries to, enter into any sale and leaseback transaction covering any restricted property unless:

•	we would be entitled under the provisions described above to incur debt secured by liens on the facilities to be leased equal to the value of such sale and leaseback transaction, without equally and ratably securing the notes; or

•	during the six months following the effective date of such sale and leaseback transaction, we apply to the voluntary retirement of long-term indebtedness or to the acquisition of restricted property an amount at least equal to the lesser of (a) the net proceeds of the sale of the restricted property leased pursuant to such arrangement or the fair value of the restricted property so leased (whichever amount is greater) or (b) the value of the sale and leaseback transaction.

Certain Definitions
      As used in this section, the following terms have the meanings set forth below:
      The term “consolidated tangible net assets” means the total of the net tangible assets of Allergan and our subsidiaries, included in our financial statements prepared on a consolidated basis in accordance with generally accepted accounting principles, after eliminating all intercompany items.
      The term “restricted property” means (a) any manufacturing facility, or portion thereof, owned or leased by us or any of our subsidiaries and located within the continental United States, which, in the opinion of our board of directors, is of material importance to our business or the business of our subsidiaries taken as a whole, but no such manufacturing facility, or portion thereof, shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 2% of our consolidated tangible net assets, or (b) any shares of capital stock of any of our subsidiaries owning any such manufacturing facility.

      The term “sale and leaseback transaction” means any arrangement with any person pursuant to which we or any of our subsidiaries leases any restricted property that has been or is to be sold or transferred by us or our subsidiary to such person, other than (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (2) leases between us and our subsidiary or between our subsidiaries, (3) leases of a restricted property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the restricted property, and (4) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.
      The term “subsidiary” means a corporation of which a majority of the capital stock having voting power under ordinary circumstances to elect a majority of the board of directors of such corporation is owned by (i) us, (ii) us and one or more of our subsidiaries or (iii) one or more of our subsidiaries.
      The term “value” means, with respect to a sale and leaseback transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the notes which are outstanding on the effective date of such sale and leaseback transaction and which have the benefit of the indenture.
Merger and Sales of Assets by Allergan
      The indenture provides that we may not consolidate with or merge into any other person or sell, lease, or otherwise transfer (in one transaction or a series of transactions) all or substantially all of the consolidated assets of us and our subsidiaries to any person, unless among other things:

(1)	the resulting, surviving or transferee person (if other than Allergan) is a corporation organized and existing under the laws of:

(a)	the United States, any state thereof or the District of Columbia;

(b)	any member country of the European Union; or

(c)	any other country if the organization and existence of such person in such country would not impair the rights of holders;
      (2) such person assumes all of our obligations under the notes and the indenture; and
      (3) we or such successor person shall not immediately thereafter be in default under the indenture.
      Upon the assumption of our obligations by such a person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.
      An assumption of our obligations under the notes and the indenture by such corporation might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.
      There is no precise, established definition of the phrase “substantially all” under applicable law relating to the transfer of properties and assets under applicable law and accordingly there may be uncertainty as to whether the foregoing provision would apply to a sale or lease of less than all our assets.
Events Of Default
      The indenture provides that, if an event of default specified therein shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding (including exchange notes and additional notes, if any, voting together as a single class) may declare the principal amount of the notes outstanding plus accrued and unpaid interest through but excluding the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the principal amount of the notes outstanding plus accrued and unpaid interest through the occurrence of such event shall automatically become and be immediately due and payable.

      Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding notes (including exchange notes and additional notes, if any, voting together as a single class) may rescind any such acceleration with respect to the notes and its consequences. Interest shall, to the extent permitted by law, accrue and be payable on demand upon a default in the payment of the principal amount or a redemption price on any note, and such interest shall be compounded semi-annually.
      Under the indenture, an event of default is defined as, with respect to the notes, any of the following:

•	default in payment of the principal amount with respect to any note when it becomes due and payable;

•	default in payment of any interest due on the notes, including additional interest payable under the registration rights agreement, which default continues for 30 days;

•	default in the performance or breach of any other covenant or warranty by us in the indenture, which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in aggregate principal amount of the outstanding notes;

•	certain events of bankruptcy or insolvency; and

•	(a) our failure to make any payment by the end of any applicable grace period of indebtedness, which term as used in the indenture means our obligations (other than nonrecourse obligations) for borrowed money or evidenced by bonds, debentures, notes or similar instruments in an amount in excess of $75,000,000 and continuance of such failure, or (b) the acceleration of indebtedness in an amount in excess of $75,000,000 because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in the case of subclause (a) for a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the notes then outstanding (including exchange notes and additional notes, if any, voting together as a single class); provided, however, that if any such failure or acceleration referred to in (a) or (b) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred.
      The occurrence of an event of default may constitute an event of default under our bank credit agreements and other indebtedness in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.
      The trustee is required to give notice to holders of the notes of any continuing default known to the trustee within 90 days after the occurrence thereof; provided, that the trustee may withhold such notice, as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.
      The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding notes, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction shall not be in conflict with any law or the indenture and subject to certain other limitations. Before proceeding to exercise any right or power under the indenture at the direction of such holders, the trustee shall be entitled to receive from such holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.
      No holder will have any right to pursue any remedy with respect to the indenture or the notes, unless:

•	such holder shall have previously given the trustee written notice of a continuing event of default with respect to the notes;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes (including exchange notes and additional notes, if any, voting together as a single class) shall have made a written request to the trustee to pursue such remedy;

•	such holder or holders have offered to the trustee reasonable indemnity satisfactory to the trustee;

•	the holders of a majority in aggregate principal amount of the notes (including exchange notes and additional notes, if any, voting together as a single class) have not given the trustee a direction inconsistent with such request within 60 days after receipt of such request; and

•	the trustee shall have failed to comply with the request within such 60-day period.
      The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of the notes of any default or event of default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.
Modification And Waiver
      Without the consent of any holder of notes, we and the trustee may amend the indenture to:

•	cure any ambiguity, defect or inconsistency;

•	provide for the assumption by a successor corporation of our obligations under the indenture;

•	make any change that does not adversely affect the rights of any holder of notes;

•	make any change to comply with the Trust Indenture Act of 1939, or to comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act of 1939;

•	add to our covenants or obligations under the indenture or surrender any right, power or option conferred by the indenture on us;

•	provide for the issuance of any additional notes as permitted by the indenture; or

•	provide for the issuance of the exchange notes (as defined below).
      In addition, modification and amendment of the indenture or the notes may be effected by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, without the consent of each holder affected thereby, no amendment may, among other things:

•	reduce the principal amount, rate of interest or redemption price, or extend the stated maturity of any note or make any note payable in money or securities other than that stated in the note;

•	make any reduction in the principal amount of notes; or

•	modify the indenture provisions relating to amendments or waivers.
      The holders of a majority in principal amount of the outstanding notes (including exchange notes and additional notes, if any, voting together as a single class) may, on behalf of the holders of such notes waive any existing or past default under the indenture and its consequences, except a default in the payment of the principal amount, accrued and unpaid interest or redemption price or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.
Discharge of the Indenture
      We may satisfy and discharge our obligations under the indenture with respect to the notes by delivering to the trustee for cancellation all outstanding notes or depositing with the trustee, after such outstanding notes have become due and payable, cash sufficient to pay on the maturity date all of the outstanding notes and paying all other sums payable under the indenture with respect to the notes.

Book Entry, Delivery and Form
      The private notes are represented by, and the exchange notes will be represented by, one or more permanent global notes in definitive, fully registered form without interest coupons (the “Global Notes”), deposited with the trustee as custodian for, and vested in the name of, DTC or its nominee (such nominee referred to herein as the “Global Note Holder”).
Depository Procedures
      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
      DTC has advised us that it is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in accounts of its participants. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through DTC’s participants or DTC’s indirect participants.
      We expect that pursuant to procedures established by DTC (i) upon the issuance of the notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC’s participants), DTC’s participants and DTC’s indirect participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer notes will be limited to such extent.
      So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the Global Note for all purposes under the indenture and the notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream Banking.
      Payments of the principal of, and interest on, a Global Note will be made to the Global Note Holder as the registered owner thereof. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
      We expect that the Global Note Holder, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Global Note Holder. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.
      Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Banking, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Banking, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream Banking, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream Banking, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Banking participants may not deliver instructions directly to the depositories for Euroclear or Clearstream Banking.
      Because of time zone differences, the securities account of a Euroclear or Clearstream Banking participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Banking participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Banking) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Banking as a result of sales of interest in a Global Note by or through a Euroclear or Clearstream Banking participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day for Euroclear or Clearstream Banking following DTC’s settlement date.
      We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account DTC’s interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, the DTC will exchange the applicable Global Note for certificated notes, which it will distribute to its participants.
      If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days, we will issue certificated notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive certificated notes in accordance with DTC’s rules and procedures in addition to those provided for under the indenture.
Same-Day Settlement and Payment
      The indenture requires that payments in respect of the notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holders.
Transfer and Exchange
      A holder may transfer or exchange the notes in accordance with the procedures set forth in the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. The registrar is not required to transfer or exchange any note selected for redemption.
      The registered holder of a note will be treated as the owner of it for all purposes.
Governing Law
      The indenture, the notes and the registration rights agreement will be governed by and construed in accordance with the laws of the State of New York.
Information Concerning the Trustee
      Wells Fargo Bank, National Association, an affiliate of an initial purchaser of the Convertible Notes, is the trustee, registrar and paying agent under the indenture. We may maintain deposit accounts and conduct other banking transactions with the trustee in the normal course of business.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      The following is a summary of certain material United States federal income tax considerations relating to the exchange of private notes for exchange notes pursuant to this exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
      This summary is limited to holders who purchased the notes upon their initial issuance at their initial issue price and who hold the notes as capital assets. This summary also does not address the effect of the United States federal estate or gift tax laws or the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	holders subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent specifically set forth below);

•	persons that are S-corporations, partnerships or other pass-through entities;

•	expatriates and certain former citizens or long-term residents of the United States;

•	Holders that are “U.S. persons,” as defined by the Code, whose functional currency is not the U.S. dollar;

•	persons who hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell the notes under the constructive sale provisions of the Code.
      YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OFFER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
Exchange of Private Notes for Exchange Notes
      The exchange of private notes for exchange notes in the exchange offer will not be treated as an “exchange” for federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the private notes. Accordingly, the exchange of private notes for exchange notes will not be a taxable event to holders for federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the private notes and the same tax consequences to holders as the private notes have to holders, including without limitation, the same adjusted tax basis and holding period. Therefore, references to “notes” apply equally to the exchange notes and the private notes.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for private notes where such private notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration of the exchange offer and ending on the close of business one year after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
      We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resales exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of one year after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
      The broker-dealer acknowledges and agrees that, upon receipt of notice from us of the happening of any event which:

•	makes any statement in this prospectus untrue in any material respect;

•	requires the making of any changes in this prospectus to make the statements in this prospectus not misleading; or

•	may impose upon us disclosure obligations that may have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of this prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to this prospectus to the broker-dealer.
      Each holder who wishes to exchange its notes for exchange notes pursuant to the exchange offer will be deemed to have represented that, at the time of the consummation of the exchange offer:

•	it is not an affiliate of ours;

•	the exchange notes to be received by it will be acquired in the ordinary course of its business; and

•	it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the notes or the exchange notes.
VALIDITY OF THE SECURITIES
      The validity of the exchange notes offered hereby is being passed upon for us by Latham & Watkins LLP, Costa Mesa, California.

EXPERTS
      The consolidated financial statements of Allergan, Inc. appearing in Allergan’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein), and Allergan, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
      The consolidated financial statements and related financial statement schedule of Allergan, Inc. and subsidiaries as of December 31, 2004, and for each of the years in the two-year period ended December 31, 2004, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports covering the December 31, 2004 consolidated financial statements include an explanatory paragraph that describes the Company’s adoption of Emerging Issues Task Force No. 04-08, The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share, in 2004.
      The consolidated financial statements and related financial statement schedule of Inamed Corporation and subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “AGN” and all reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE’s offices at 20 Broad Street, New York, New York 10005. We maintain a website at www.allergan.com. The information contained on our website is not incorporated by reference in this prospectus and you should not consider it a part of this prospectus.
DOCUMENTS INCORPORATED BY REFERENCE
      This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	Allergan, Inc. Annual Report on Form 10-K for the year ended December 31, 2005;

•	Allergan, Inc. Quarterly Reports on Form 10-Q for the three months ended March 31, 2006 and June 30, 2006;

•	Allergan, Inc. Definitive Proxy Statement on Form 14A, filed with the SEC on March 21, 2006;

•	Inamed Corporation Annual Report on Form 10-K for the year ended December 31, 2005;

•	Allergan, Inc. Current Reports on Form 8-K filed on April 4, 2006; April 5, 2006; April 7, 2006 (report dated April 6, 2006); April 12, 2006 (both reports filed on this date); May 5, 2006;

September 20, 2006; and the Current Reports on Form 8-K/ A filed on June 6, 2006, July 21, 2006 and September 25, 2006 (including, in each case, as applicable, the exhibits thereto); and

•	Allergan, Inc. Registration Statement on Form S-4 (333-129871).

      We are also incorporating by reference additional documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus through the completion of the offering. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Securities and Exchange Commission, including our compensation committee report and performance graph (included in the Annual Report on Form 10-K) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
      You may request a copy of any documents incorporated by reference in this prospectus and the indenture, notes and registration rights agreement at no cost, either orally or in writing at the following address or telephone number:
Allergan, Inc.
Attention: Investor Relations
2525 Dupont Drive
Irvine, California 92612-1599
Tel: (714) 246-4500
      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.
      To obtain timely delivery, you must request the information no later than five business days before the date you must make your investment decision, or no later than October      , 2006.

________________________________________________________________________________

Subject to Completion, Dated September 29, 2006
PRELIMINARY PROSPECTUS
OFFER TO EXCHANGE
$800,000,000 principal amount of our
5.75% Senior Notes due 2016,
which have been registered under the Securities Act,
for any and all of our outstanding unregistered
5.75% Senior Notes due 2016

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.
      Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
      Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the DGCL.
      As permitted by Section 102(b)(7) of the DGCL, the Company’s Certificate of Incorporation, as amended, provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating the law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company’s Certificate of Incorporation, as amended, requires that directors and officers be indemnified to the maximum extent permitted by Delaware law.
      The Company has entered into indemnity agreements with each of its directors and executive officers. These indemnity agreements require that the Company pay on behalf of each director and executive officer party thereto any amount that he or she is or becomes legally obligated to pay because of any claim or claims made against him or her because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he or she commits or suffers while acting in his or her capacity as a director and/or executive officer of the Company and solely because of his or her being a director and/or executive officer of the Company. Under the DGCL, absent such an indemnity agreement, indemnification of a director or officer is discretionary rather than mandatory (except in the case of a proceeding in which a director or officer is successful on the merits). Consistent with the Company’s Bylaw provision on the subject, the indemnity agreements require the Company to make prompt payment of defense and investigation costs and expenses at the request of the director or executive officer in advance of indemnification, provided that the recipient undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to indemnification for such expense and provided further that such advance shall not be made if it is determined that the director or executive officer acted in bad faith or deliberately breached his or her duty to the Company or its stockholders and, as a result, it is more likely than not that it will ultimately be determined that he or she is not entitled to indemnification under the terms of the indemnity agreement. The indemnity agreements make the advance of litigation expenses mandatory absent a special determination to the contrary, whereas under the DGCL absent such an indemnity agreement, such advance would be discretionary. Under the indemnity agreements, the Company would not be required to pay or reimburse the director or executive officer for his or her expenses in seeking indemnification recovery against the Company. By the terms of the indemnity agreements, benefits are not available if the director or executive officer has received payment from one or more insurance policies for the subject claim or, with respect to the matters giving rise to the claim: (i) received a personal benefit; (ii) violated Section 16(b) of the Securities Exchange Act of 1934, as amended, or analogous provisions of law; or (iii) committed certain acts of dishonesty. Absent the indemnity agreements, indemnification that might be made available to directors and officers could be changed by further amendments to the Company’s Certificate of Incorporation or Bylaws.
      The Company has a policy of directors’ liability insurance that insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 21.	Exhibits
      See the Exhibit Index attached to this Registration Statement and incorporated herein by reference.

Item 22.	Undertakings
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fideoffering thereof.
      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this post-effective amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 29th day of September, 2006.

ALLERGAN, INC.

By:	/s/ Matthew J. Maletta

Name: Matthew J. Maletta
Title: Vice President, Assistant General Counsel and Assistant Secretary
POWER OF ATTORNEY
      Each person whose signature appears below hereby authorizes and appoints each of David E.I. Pyott, Jeffrey L. Edwards, Douglas S. Ingram and Matthew J. Maletta, as attorney-in-fact and agent, each acting alone, with full power of substitution to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 29th day of September, 2006.

Signature	Title

* David E.I. Pyott	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

* Jeffrey L. Edwards	Executive Vice President, Finance and Business Development, Chief Financial Officer (Principal Financial Officer)

* James F. Barlow	Senior Vice President, Corporate Controller (Principal Accounting Officer)

* Herbert W. Boyer Ph.D.	Vice Chairman of the Board

* Handel E. Evans	Director

* Michael R. Gallagher	Director

* Gavin S. Herbert	Chairman Emeritus

* Robert A. Ingram	Director

Signature		Title

* Trevor M. Jones, Ph.D.		Director

* Louis J. Lavigne, Jr.		Director

* Russell T. Ray		Director

* Stephen J. Ryan, M.D.		Director

* Leonard D. Schaeffer		Director

*by:	/s/ Matthew J. Maletta Matthew J. Maletta Attorney-in-fact

INDEX TO EXHIBITS

Exhibit
Number	Exhibit Description

2.1	Agreement and Plan of Merger (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by Allergan with the SEC on December 21, 2005).

2.2	Amendment No. 1 to Agreement and Plan of Merger (incorporated by reference to Exhibit (d)(2) to Amendment No. 10 to the Tender Offer Statement on Schedule TO filed by Allergan and Banner with the SEC on March 13, 2006).

3.1	Restated Certificate of Incorporation of the Company as filed with the State of Delaware on May 22, 1989 (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1 No. 33-28855, filed May 24, 1989).

3.2	Certificate of Amendment of Certificate of Incorporation of Allergan, Inc. (incorporated by reference to Exhibit 3 the Company’s Report on Form 10-Q for the Quarter ended June 30, 2000).

3.3	Certificate of Amendment of Certificate of Incorporation of Allergan, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 20, 2006).

3.4	Allergan, Inc. Bylaws (incorporated by reference to Exhibit 3 to the Company’s Report on Form 10-Q for the Quarter ended June 30, 1995).

3.5	First Amendment to Allergan, Inc. Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Report on Form 10-Q for the Quarter ended September 24, 1999).

3.6	Second Amendment to Allergan, Inc. Bylaws (incorporated by reference to Exhibit 3.5 to the Company’s Report on Form 10-K for the Fiscal Year ended December 31, 2002).

3.7	Third Amendment to Allergan, Inc. Bylaws (incorporated by reference to Exhibit 3.6 to the Company’s Report on Form 10-K for the Fiscal Year ended December 31, 2003).

4.1	Certificate of Designations of Series A Junior Participating Preferred Stock as filed with the State of Delaware on February 1, 2000 (incorporated by reference to Exhibit 4.1 to the Company’s Report on Form 10-K for the Fiscal Year ended December 31, 1999).

4.2	Rights Agreement, dated January 25, 2000, between Allergan, Inc. and First Chicago Trust Company of New York (‘Rights Agreement”) (incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K filed on January 28, 2000).

4.3	Amendment to Rights Agreement dated as of January 2, 2002 between First Chicago Trust Company of New York, the Company and EquiServe Trust Company, N.A., as successor Rights Agent (incorporated by reference to Exhibit 4.3 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).

4.4	Second Amendment to Rights Agreement dated as of January 30, 2003 between First Chicago Trust Company of New York, the Company and EquiServe Trust Company, N.A., as successor Rights Agent (incorporated by reference to Exhibit 1 of the Company’s amended Form 8-A filed on February 14, 2003).

4.5	Third Amendment to Rights Agreement dated as of October 7, 2005 between Wells Fargo Bank, National Association and the Company, as successor Right Agent (incorporated by reference to Exhibit 4.11 to the Company’s Report on Form 10-Q for the Quarter ended September 30, 2005).

4.6	Amended and Restated Indenture, dated as of July 28, 2004, between the Company and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.11 to the Company’s Report on Form 10-Q for the Quarter ended September 24, 2004).

4.7	Form of Zero Coupon Convertible Senior Note due 2022 incorporated by reference to Exhibit 4.2 (included in Exhibit 4.1) of the Company’s Registration Statement on Form S-3 dated January 9, 2003, Registration No. 333-102425).

4.8	Registration Rights Agreement dated as of November 6, 2002, by and between Allergan, Inc. and Banc of America Securities LLC, Salomon Smith Barney Inc., J.P. Morgan Securities Inc. and Banc One Capital Markets, Inc. (incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-3 dated January 9, 2003, Registration No. 333-102425).

Exhibit
Number	Exhibit Description
4.9	Indenture, dated as of April 12, 2006, between the Company and Wells Fargo, National Association relating to the $750,000,000 1.50% Convertible Senior Notes due 2026 (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on April 12, 2006).

4.10	Indenture, dated as of April 12, 2006, between the Company and Wells Fargo, National Association relating to the $800,000,000 5.75% Senior Notes due 2016 (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on April 12, 2006).

4.11	Form of 1.50% Convertible Senior Note due 2026 (incorporated by reference to (and included in) the Indenture dated as of April 12, 2006 between the Company and Wells Fargo, National Association at Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on April 12, 2006).

4.12	Form of 5.75% Senior Note due 2016 (incorporated by reference to (and included in) the Indenture dated as of April 12, 2006 between the Company and Wells Fargo, National Association at Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on April 12, 2006).

4.13	Registration Rights Agreement, dated as of April 12, 2006, among the Company and Banc of America Securities LLC and Citigroup Global Markets Inc., as representatives of the Initial Purchasers named therein, relating to the $750,000,000 1.50% Convertible Senior Notes due 2026 (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed on April 12, 2006).

4.14	Registration Rights Agreement, dated as of April 12, 2006, among the Company and Morgan Stanley & Co. Incorporated, as representative of the Initial Purchasers named therein, relating to the $800,000,000 5.75% Senior Notes due 2016 (incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K filed on April 12, 2006).

5.1	Opinion of Latham & Watkins LLP.*

10.1	Purchase Agreement, dated as of April 6, 2006, among the Company and Banc of America Securities LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, as representatives of the initial purchasers named therein, relating to the $750,000,000 1.50% Convertible Senior Notes due 2026 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on April 12, 2006).

10.2	Purchase Agreement, dated as of April 6, 2006, among the Company and Banc of America Securities LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, relating to the $800,000,000 5.75% Senior Notes due 2016 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on April 12, 2006).

10.3	Amended and Restated Credit Agreement, dated as of March 31, 2006, among Allergan, Inc., as Borrower and Guarantor, the Banks Listed Therein, JPMorgan Chase Bank, as Administrative Agent, Citicorp USA Inc., as Syndication Agent and Bank of America, N.A., as Document Agent (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on April 4, 2006).

10.4	Allergan, Inc. 2006 Management Bonus Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on May 5, 2006).

12.1	Statement of Computation of Ratios of Earnings to Fixed Charges.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm (Inamed Corporation).

23.4	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature page to this Registration Statement).

25.1	Statement of Eligibility and Qualification of Trustee on Form T-1 of Wells Fargo Bank, National Association.*

*	Previously filed.